Exhibit 10.2



                            SETTLEMENT AGREEMENT AND

                        FULL MUTUAL RELEASE OF ALL CLAIMS


     This   Settlement   Agreement  and  Full  Mutual   Release  of  All  Claims
(hereinafter "Settlement Agreement") is made and entered into as of May 17, 2006, pursuant to the following terms:

1.   THE PARTIES

     1.1  Advanced Marketing Services, Inc. ("AMS").

     1.2  Federal Insurance Company ("Federal").

     1.3 AMS and Federal are sometimes referred to individually as a "Party" or collectively as "the Parties."

2.   THE INSURANCE POLICIES

     2.1 Columbia Casualty Company ("CNA") issued the Combined Solutions Policy, Policy Number: 267868733, for the policy period April 28, 2003 to April 28, 2004, with policy limits of $5 million.

     2.2 Liberty Mutual Insurance Company ("Liberty Mutual") Excess Follow Form Policy, Policy Number: 192825-013, for the policy period April 28, 2003 to April 28, 2004, with policy limits of $5 million excess of the Columbia Casualty policy.

     2.3 Federal Insurance Company Excess Policy, Policy Number: 8171-3259 (the "Policy"), for the policy period April 28, 2003 to April 28, 2004, with policy limits of $5 million excess of the Liberty Mutual policy.

     2.4 CNA, Liberty and Federal are sometimes collectively referred to herein as the "Insurers."

3.   THE INSURANCE COVERAGE LITIGATION

     3.1 The "Insurance Coverage Action" refers to a case generally known as AMS v. Columbia Casualty Company, Continental Casualty Company, CNA Financial Corporation, Liberty Mutual Insurance Company and Federal Insurance Company, now pending as San Diego Superior Court, Case No. GIC 832603.

     3.2 Liberty Mutual and Federal have each filed cross-complaints in that matter. A demurrer was sustained to each of those cross-complaints and amended cross-complaints have not yet been filed.



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4.   RECITALS

     4.1 In July 2003, the Federal Bureau of Investigation executed a search warrant against AMS.

     4.2 Commencing in July of 2003, the United States Attorney's Office "USAO" issued multiple grand jury subpoenas to AMS and/or its custodian of records, and to certain of its present and/or former officers, directors and/or employees.

     4.3 In September 2003, the United States Securities and Exchange Commission "SEC" began an investigation of AMS and subsequently issued subpoenas to certain of AMS' present and/or former officers, directors and/or employees, and to AMS' custodian of records.

     4.4 AMS announced in January 2004 that it would restate its financial statements for the previous five fiscal years. AMS has subsequently announced certain anticipated revisions to that restatement. As of this date AMS has not yet issued the restated financial information.

     4.5 Since January 2004, AMS was served with the following securities class action complaints: Bowen v. Advanced Marketing Services, United States District, Court Southern District of California, Case No. 04 CV 00139 H, filed on January 22, 2004; Eastside Investors LLP v. Advanced Marketing Services, United States District, Court Southern District of California, Case No. 04 CV 00121 JM, filed on January 16, 2004; and Anderson v. Advanced Marketing Services, United States District Court, Southern District of California, Case No. 04 CV 00324WQH, filed on February 17, 2004. These class action actions were consolidated as In re Advanced Marketing Services Securities Litigation, United States District Court, Southern District of California, Case No. 04 CV 00121 BEN (AJB) (collectively the "Securities Class Actions".)

     4.6 Since January 2004, AMS was also served with the following shareholder derivative complaints: Katz v. Tillinghast et al., San Diego Superior Court, Case No. GIC 824845, filed on January 29, 2004; Deranieri v. Tillinghast et al., San Diego Superior Court, Case No. GIC 824846, filed on January 29, 2004; and Dubbert v. Bartlet et al., United States District Court, Southern District of California, Case No. 05CV706 H, filed on April 6, 2005. These shareholder derivative actions were consolidated as In Re Advanced Marketing Services, Inc. Derivative Litigation, San Diego Superior Court, Lead Case No. GIC 824845, filed on or about April 22, 2004 (collectively the "Derivative Actions").

     4.7 Additionally, the following government actions have been initiated against certain of AMS' current and former officers, directors and/or employees:
Securities and Exchange Commission v. Mary Wilson Roke, United States District Court, Southern District of California, Case No. 04CV1966 H (POR), filed on September 29, 2004; Securities and Exchange Commission v. Sandra Miller Christie, United States District, Court Southern District of California, Case No. 05CV0420 JM (JFS), filed on March 2, 2005; United States of America v.
Sandra Miller  Christie,  United States  District  Court,  Southern  District of



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California, Criminal Case No. 05CR0364LAB, filed on March 2, 2005; United States of America v. Marcy Wilson Roke, United States District Court, Southern District of California, Criminal Case No. 04 CR 2524LAB, filed on September 29, 2004; and United States of America v. Karyn Ann Larko, United States District Court, Southern District of California, Criminal Case No. 05 CR 0384LAB, filed on March 8, 2005 (collectively, the "Government Actions").

     4.8 AMS has tendered to the Insurers the circumstances related to the investigations by the USAO, SEC, the Securities Class Actions, and the Derivative Actions and the Government Actions identified in Paragraphs 4.1 through 4.7 (collectively the "Underlying Matters").

     4.9 Federal has asserted certain coverage defenses and other grounds for not paying claims relating to the Underlying Matters, as set forth in its reservation  of rights  letters,  its Answer on file in the  Insurance  Coverage
Action and in its previously filed (but dismissed, without prejudice) Cross-Complaint in the Insurance Coverage Action.

     4.10 AMS has paid for attorneys' fees and costs incurred both by AMS, and also by numerous present and/or former directors, officers and/or employees, in connection with the Underlying Matters. AMS contends that it has already expended in excess of $10 million for such attorneys' fees and costs.

     4.11 AMS has stated its intention to incur future attorneys' fees and costs both on behalf of itself and on behalf of various present and/or former directors, officers and/or employees, in connection with the Underlying Matters.

     4.12 AMS has advised the Insurers that it has reached a settlement with and received a Memorandum of Understanding related to such settlements (the "MOU"), from the plaintiffs in the Securities Class Action litigation, offering to resolve that litigation for $6 million, subject to court approval. AMS has executed the MOU and the settlement of the Securities Class Actions has been approved by AMS' Board of Directors subject to funding by the Carriers. The Parties to this Settlement Agreement each dispute all of the allegations made against them by the respective opposing Parties in the Insurance Coverage Action. By entering into this Settlement Agreement the Parties do not intend to admit the validity of any allegation set forth in such Insurance Coverage Action. In fact, it is a material provision of this Settlement Agreement, without which the Parties would not agree to enter into this Settlement Agreement, that the Parties are not admitting such merits; and that the Parties intend by the settlement of the Insurance Coverage Action merely to resolve the disputed issues, avoid further litigation and to have their peace.

     4.13 By this Settlement Agreement the Parties intend to effect a full and final resolution and settlement of any and all issues with respect to the



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Insurance  Coverage Action and/or the Underlying  Matters,  including claims for damages, attorneys' fees and/or costs, regardless of their nature or basis, which arose, may have arisen, or hereinafter may arise by reason of any manner, cause or thing whatsoever, whether or not they were made a part of the Insurance Coverage Action and/or the Underlying Matters.

5.   PAYMENT AND TERMS OF SETTLEMENT

     5.1 The Parties agree to the following terms and conditions and expressly acknowledge that each of the terms and conditions set forth below are material to the Settlement Agreement, without which the Parties would not have consented to the settlement.

     5.2 Within 15 days of the execution of this Agreement by AMS and Federal, and executed copies of the signature pages being provided to all Parties hereto, Federal shall pay, in accordance with the provisions of Schedule 5.2, the sum of $1,750,000, which represents the remaining policy limits less $3,250,000. Said payment shall be held in trust with such sums to be released as payment of Defense Costs incurred in connection with the Underlying Matters or as reimbursement of prior Defense Costs.

     5.3 The Parties expressly agree that payment by Federal, and acceptance by AMS, of the amount referenced in Section 5.2, is not conditioned upon settlement of the Underlying Matters or a global settlement of the Insurance Coverage Action. Nor is AMS obligated to expend such funds for any specified purpose.

     5.4 (a) Within five court (5) days after receipt of the amount referenced in Section 5.2, AMS shall file a dismissal, with prejudice, of the Insurance Coverage Action as to Federal; . (b) the Parties acknowledge that the Court sustained the demurrer to Federal's cross-complaint with leave to amend. (1) Federal agrees that it will not file an amended cross-complaint against AMS; and
(2) Federal further agrees that it will not file an amended cross-complaint against those persons who may be insureds under the Policy, but expressly reserves its rights in accordance with paragraph 6.8 below.

6.   RELEASE AND DISCHARGE

     6.1 Except for the matters described in this Agreement and the obligations created herein , AMS, on the one hand, and Federal, on the other hand, do hereby fully release and forever discharge each other and their respective members, corporate parents, subsidiaries, affiliates, divisions, successors and predecessors, and their respective directors, officers, employees, agents, counselors, attorneys, partners, joint venturers, and trustees, of and from any and all losses, obligations, duties, debts, costs, causes of action, demands, claims, liabilities, expenses and damages of any nature or kind whatsoever (including punitive or exemplary damages, attorneys' fees or other relief of any kind or character), whether known or unknown, asserted or unasserted, direct or derivative, whether at law or in equity, and whether past, present or future, arising from or based upon the Underlying Matters or anything that has been asserted, or could have been asserted, in the Insurance Coverage Action, except



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that Federal does not release any person (other than AMS) who could, has or ever does claim to be an insured presenting claims under or pursuant to the Policy (the "Release"). As to AMS' release of Federal, such release is made by AMS on its behalf and, to the extent legally allowed, on behalf of any person who could, has or ever does, claim to be an insured pursuant to the Policy. This Release, as to Federal, shall include, without limitation, the release of any and all claims respecting the manner in which Federal investigated, responded to, handled and resolved any claims under the Policy (including without limitation all claims of unfair claims handling practices or settlement practices, and breach of the implied covenant of good faith and fair dealing, whether pursuant to specific federal or state statutes or regulations, or at common law), and any and all claims for reimbursement of monies paid by AMS.

     6.2 The Parties agree that the Release contained in this Settlement Agreement is a full release of the Policy, and not solely a release of claims made in the Insurance Coverage Action. AMS acknowledges that this is a full and final release of the Policy and that no sums of money, except as expressed in this Agreement, will be paid by Federal to AMS or any other person claiming to be an insured under the Policy, as a result of the Insurance Coverage Action, or as a result of any other claim, known or unknown, past, present or future, that might arise under the Policy. The Parties agree that the Policy will be deemed null and void for no additional consideration paid to the insureds.

     6.3 It is expressly understood and agreed that there are other policies of insurance, other than the Policy, which have been issued to AMS, from time to time, by Federal. It is the intention of the Parties that the Release shall not apply to any other policies of insurance except for any claims which are being released pursuant to Paragraph 6.1.

     6.4 The claims and matters released in this Paragraph 6 shall be collectively referred to herein as the "Released Matters."

     6.5 Waiver of Civil Code Section 1542. Except as otherwise expressly provided in this Settlement Agreement, this Settlement Agreement extends to all Released Matters whether or not claimed or suspected by the Parties hereto, which exist or existed up to and including the date of execution hereof. The Parties acknowledge and agree that they are aware of, and understand the meaning and effect of, California Civil Code Section 1542, which reads as follows:

          A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Parties agree to assume the risk of any and all unknown, unanticipated or misunderstood defenses, claims, causes of action, contracts, liabilities and obligations arising out of the Released Matters, and hereby waive, release and forever discharge all rights and benefits that such Party has or might have under Section 1542 of the California Civil Code (and any statute, rule or legal doctrine of any other jurisdiction of similar import) regarding such unknown, unanticipated or misunderstood defenses, claims, causes of action, contracts, liabilities, indentures and obligations as to the Released Matters. Each Party understands and accepts the risk that it may have substantial claims or damages that have not yet manifested, or that are presently unknown, or that have not yet been identified, and each Party nonetheless intends to and does voluntarily and deliberately release these possible claims and defenses.

     6.6 It is expressly understood and agreed by each Party herein that the facts with respect to which this Settlement Agreement are given may hereinafter turn out to be other than, or different from, the facts now known or believed by the Party to be true, and that each Party expressly assumes a risk of the facts turning out to be so different, and agrees that this Settlement Agreement shall be in all respects effective and not subject to termination or rescission by reason of any difference in the facts. Each Party hereto understands and acknowledges the significance and consequence of such specific waiver of unknown claims and hereby assumes full responsibility for any injuries, damages, losses or liabilities that they hereinafter incur or may incur from the waiver of these unknown claims.

     6.7 The Parties have entered into this Settlement Agreement as a means of finally compromising, settling and resolving all disputes, controversies, questions and issues among them relating to the injuries alleged in the Insurance Coverage Action. Nothing herein shall be construed or interpreted as a concession or admission by the Parties with respect to any issue or claim in dispute between them or with respect to any dispute either of them may have now or in the future. Neither this Settlement Agreement, nor anything in this Settlement Agreement, nor any part of the negotiations had in connection herewith, may be used for any purpose or in any manner by either Party in any suit or proceeding of any kind, except as may be necessary to enforce the terms of this Settlement Agreement. This Settlement Agreement constitutes the entire Settlement Agreement and understanding between the Parties hereto, and this Settlement Agreement replaces, cancels and supersedes any and all other understandings or undertakings of the Parties, if any, which may have been made.

     6.8 Although the Released Matters do not include a release by Federal of any person (other than AMS) who could, has or ever does claim to be an insured pursuant to the Policy, Federal hereby agrees, represents and warrants that it will not bring litigation against such a person which relates to the Policy, unless and until such a person first either: a) brings litigation against Federal which relates to the Policy; or, b) asserts a claim against Federal which relates to the Policy and refuses to withdraw that claim within 10 days after AMS has been notified, by Federal, of such assertion.

     6.9 Subject to the restrictions in Section 6.8, AMS agrees to defend, indemnify and hold Federal harmless against or in connection with any claim, liabilities, damages, attorneys' fees, costs or expenses, incurred by Federal resulting from any claims made by any person who is not a signatory to this Settlement Agreement and who claims to be an insured under or pursuant to the Policy. AMS shall have the right to settle any such matter in any manner which it deems appropriate, to the extent that it does not require financial contribution and/or any waiver of rights by Federal (other than a mutual release between Federal and the claimant), all subject to Federal's consent, which shall not be unreasonably withheld. In providing a defense, AMS shall not have the right to select counsel or to control the defense in any manner, except that AMS shall have the right to associate counsel for the purpose of monitoring the matter and for the provision of strategic advice to AMS and Federal. Federal shall have the right to retain counsel of its own selection, to incur fees and costs as is reasonably necessary to defend any claims and to settle any such claims, but only after such counsel and billing arrangements have been approved in writing by AMS, all subject to AMS' review and consent, which shall not be unreasonably withheld. Such counsel shall be counsel typically retained in such matters and with billing rates and policies that are consistent with Cumis rate limitations.

7.   REPRESENTATIONS AND WARRANTIES.

     Each Party represents and warrants as follows:

     7.1 Each Party and its attorneys have made such investigation of the facts pertaining to this settlement and this Settlement Agreement, and all of the matters pertaining thereto, as they deem necessary.

     7.2 Except as expressly stated in this Settlement Agreement, no Party has made any statement or representation to any other Party regarding any fact relied upon by any other Party in entering into this Settlement Agreement, and each Party specifically does not rely upon any statement, representation or promise of any other Party in executing the Settlement Agreement, or in making the settlement provided for herein.

     7.3 The terms of this Settlement Agreement are contractual, not a mere recital, and are the result of negotiation among the Parties.

     7.4 Each Party relies on the finality of this Settlement Agreement as a material factor inducing the Party's execution of this Settlement Agreement, and the payments and obligations assumed by this Settlement Agreement.

     7.5 Each Party agrees that such Party will not take any action which would interfere with the performance of the Settlement Agreement by any other Party hereto or which would adversely affect any of the rights provided for herein.

     7.6  Each  person  executing  this  Settlement   Agreement  represents  and
warrants that he or she has taken all actions and obtained all authorizations, consents and approvals as are conditions precedent to his or its authority to execute this Settlement Agreement.

     7.7 Each Party represents and warrants to the other that they are not aware of any assignment, hypothecation, or other transfer of any interest in the claim or claims which are the subject of this Settlement Agreement.

8.   CONFIDENTIALITY

     8.1 The Parties acknowledge that AMS has disclosure obligations relating to this Agreement such that general confidentiality may be impractical and/or impossible. However, the Parties agree to confidentiality of specific information as set forth below.

     8.2 AMS is also entering into a settlement agreement with CNA and Liberty Mutual which is a separate transaction and forms no part of this Agreement. Subject to the provisions of section 8.3, the Parties agree that the separate dollar amount of payment by CNA, by Liberty Mutual and/or by Federal, will be treated as confidential and not disclosed. Specifically, it is understood and agreed that the total dollar amount of the settlement payments, in the aggregate ($10,150,000) will not be confidential, but the amount of contribution by any individual insurer is confidential.

     8.3 The Parties may disclose the confidential information: (1) as required by a Court Order (subject to Section 8.4); (2) in an action or other proceeding among the Parties, or any of them, regarding enforcement of the terms of this Agreement; (3) by agreement, in writing, among the Parties to this Agreement;
(4) to their counsel, auditors, accountants, reinsurers and agents; (5) to any governmental agency, if such disclosure is required by law, while exercising all reasonably available options to preserve confidentiality on such disclosure; (6) publicly, if the Party is advised by legal counsel that such disclosure is required by law.

     8.4 All Parties hereto shall cooperate to protect the confidential information from disclosure. If any Party to this Agreement is served with a demand or request to produce such confidential information such Party shall give written notice to the other Parties. Such notice shall be given as soon as reasonably practicable, but not later than ten days after receipt of such disclosure demand or request.

9.   GOOD FAITH NEGOTIATIONS

     9.1 The Parties agree and acknowledge that all negotiations by them and their representatives in connection with the matter set forth within this Settlement Agreement have been conducted in complete good faith and without any collusion, unfair practices, or tortious conduct of any kind.



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10.  UNDERLYING FACTS AND LAW

     10.1 The law or facts on which this Settlement Agreement is based may hereafter turn out to be other than or different from those now known or believed by the Parties to be true. The Parties have assumed the risk of the law or facts turning out to be different and/or being changed by subsequent judicial and/or legislative action. This Settlement Agreement shall be in all respects effective and not subject to termination or rescission by reason of any such difference in the law or facts.

11.  ENTIRE AGREEMENT AND CONSTRUCTION

     11.1 The terms of this Settlement Agreement are intended by the Parties as a final expression of their agreement with respect to such terms and may not be contradicted by evidence of any prior or contemporaneous agreement. The language in all parts of this Settlement Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the Parties hereto. This Settlement Agreement was the subject of negotiation and revision between Parties represented by counsel. It is agreed that for the purposes of interpreting this Settlement Agreement each and every provision is assumed to have been jointly drafted.

12.  MODIFICATIONS, AMENDMENTS, WAIVERS AND EXTENSIONS

     12.1 This Settlement Agreement may not be modified, changed or supplemented, nor may any obligations hereunder be waived or extensions of time for performance granted, except by written instrument signed by the Party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.

13.  ASSIGNMENTS

     13.1 This Settlement Agreement and the rights, duties, and obligations hereunder may not be assigned or delegated by any Party without the prior written consent of the other Party. Any assignment of rights or delegation of duties or obligations hereunder made without the written consent of the other Party hereto shall be void and be of no effect.

14.  COOPERATION

     14.1 The Parties shall cooperate fully and execute and deliver any and all supplementary documents and take any and all additional actions which may be necessary or appropriate to give full force and effect to this Settlement Agreement.



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15.  RELATIONSHIP BETWEEN PARTIES

     15.1 This Settlement Agreement creates no agency relationship between the Parties hereto, and nothing herein contained shall be construed to place the Parties in the relationship of partners or joint venturers.

16.  AUTHORITY

     16.1 Each Party represents and warrants that it is duly authorized to execute and deliver this Settlement Agreement and that this Settlement Agreement is binding upon and enforceable against said Party in accordance with its terms.

17.  GOVERNING LAW AND VENUE

     17.1 This Settlement Agreement shall be governed by, interpreted under, construed and enforced in accordance with the substantive and procedural laws of the State of California. The Parties agree that the courts (whether state or federal) of San Diego, California, shall have sole and exclusive jurisdiction over any dispute, whether between the Parties, or between one or more of the Parties and any Party claiming to be an intended beneficiary, whether such dispute relates to the formation , interpretation and/or enforcement of this Settlement Agreement, and/or any alleged tort claims relating thereto, and the Parties consent to the jurisdiction of such courts.

18.  ADVICE OF COUNSEL

     18.1 Each Party has received independent legal advice from attorneys of their choice with respect to entering into this Settlement Agreement. This Settlement Agreement has been carefully read by each Party and is signed freely by each Party.

19.  JOINT PREPARATION

     19.1 This Settlement Agreement shall be deemed to have been jointly prepared by the Parties, and any uncertainty or ambiguity contained herein shall not be interpreted more strongly against either of them as the "drafter" of this Settlement Agreement.

20.  COUNTERPARTS

     20.1 This Settlement Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same instrument. Facsimile and PDF signatures shall be acceptable.



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21.  HEADINGS

     21.1 The  section  and  paragraph   headings   contained   herein  are  for
convenience only and are not intended to define, limit or describe the scope or intent of any provision of this Settlement Agreement.

22.  MISCELLANEOUS

     22.1 Notices. All notices, demands, invoices, requests, consents, approvals or other communications (collectively the "Notices") given with respect to this Settlement Agreement shall be in writing and may be personally served, sent by telephone facsimile ("fax"), or may be deposited in the United States mail, addressed as follows:


If to AMS:                     Steven Brower
                               Stephan, Oringher, Richman, Theodora & Miller
                               535 Anton Boulevard, Ninth Floor
                               Costa Mesa, California 92626
                               Telephone: (714) 549-5150
                               Email: sbrower@sortm.com


If to Federal:                 Michael F. Perlis
                               Stroock & Stroock & Lavan LLP
                               2029 Century Park East, Suite 1800
                               Los Angeles, CA  90067-3086

or to such other address as such Party shall have specified most recently by written notice. Notice shall be deemed given on the date of service if personally served or on the date of telexing, telecopying, faxing, or e-mail if telexed, telecopied, or sent by fax or e-mail. Notice mailed as provided herein shall be deemed given on the tenth business day following the date so mailed.

     IN WITNESS HEREOF, the Parties have executed this Settlement Agreement effective as of the date first above written. Advanced Marketing Services, Inc.


     /s/ Gary M. Rautenstrauch
------------------------------------
By   Gary M. Rautenstrauch
     -------------------------------
It's President and CEO
     -------------------------------

Federal Insurance Company

     /s/ Allison Rose
------------------------------------
By   Allison Rose
     -------------------------------
It's Sr. Specialty Claims Examiner
     -------------------------------